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                                                                    Exhibit 99.1

                              HEIDRICK & STRUGGLES

NEWS                                                       FOR IMMEDIATE RELEASE
                                                           ---------------------

                          HEIDRICK & STRUGGLES REPORTS
                      2003 FIRST QUARTER FINANCIAL RESULTS

           Bottom Line Continues to Improve Despite Decline in Revenue

  Charges Taken in Quarter for Revised Estimate for Cost of Unused Office Space
                        and Deferred Tax Asset Write-off

                Initial View on 2003 Second Quarter Also Provided

CHICAGO (April 30, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced its financial results for the 2003 first quarter.

2003 First Quarter Overview

     . Consolidated net revenue was $77.3 million, a decrease of 16 percent from $91.7 million in the 2002 first quarter.

     . On a U.S. GAAP basis, Heidrick & Struggles reported a loss per share of $0.37, compared to a loss per share of $0.98 last year.

     . The operating loss was $4.9 million, compared to an operating loss of $28.2 million last year.

     . Results in the 2003 first quarter include a $5.5 million pre-tax charge to increase the previously established accruals for unused office space and, in the 2002 first quarter, a $23.2 million special charge related to a workforce reduction and the closing or consolidation of offices.

     . Excluding the charges in both years, operating income was $599,000, compared to an operating loss of $5.0 million last year, which the company believes more accurately reflects its core operations.

     . Income tax expense includes a $3.1 million write-off of a deferred tax asset.

     . The net loss was $6.7 million, compared to a net loss of $17.7 million last year.

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                                      - 2 -

Revenue in the quarter was affected by continuing low levels of business confidence related to the economy. However, the company did report improvement in its bottom line, due in part to significantly lower operating expenses and a substantial reduction in special charges. Performance benefited from the effects of foreign currency exchange rate fluctuations. Excluding the positive impact of currency of approximately $5 million, net revenue decreased 21 percent from the 2002 first quarter.

"We are encouraged by the continuing improvement to our bottom line, thanks in large part to an improved and more disciplined cost structure," said Gerard R. Roche, Senior Chairman and Acting Chief Executive Officer of Heidrick & Struggles. "One thing is clear in this cloudy business environment, however - we must focus more of our attention and resources on revenue generation, building relationships with clients, and investing in growth-oriented programs."

Consolidated salaries and employee benefits expense in the 2003 first quarter was $54.2 million, down 21 percent from $68.9 million in the comparable quarter last year. The decrease was primarily due to reductions in the company's workforce and lower bonus accruals related to the lower revenue levels.

Consolidated general and administrative expenses declined 19 percent to $22.6 million in the 2003 first quarter, compared to $27.8 million in the 2002 first quarter. Reduced spending on discretionary items, lower bad debt expense, and lower infrastructure costs resulting from the company's restructuring activities all contributed to the declines.

In the 2003 first quarter, the number of confirmed executive searches decreased 16 percent from the 2002 first quarter. As of March 31, 2003 the company employed 337 executive search consultants, compared to 337 as of December 31, 2002, and 414 as of March 31, 2002.

Special Items

The company reported a special charge of $5.5 million in the 2003 first quarter as the previously established accruals associated with unused office space were increased to reflect the expectation that longer vacancy periods will result in costs that are higher than originally anticipated.

                                    - more -

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                                      - 3 -

In addition, the company's 2003 first quarter income tax expense includes a $3.1 million non-cash write-off of a deferred tax asset, representing the excess of expense for accounting purposes over the related deduction for tax purposes, that occurred upon the vesting of restricted stock units in the 2003 first quarter. The change in value is related to the significant difference in the common stock price between the date of issuance and the date of vesting of the restricted stock units.

Results by Geographic Region

Net revenue in North America was $41.8 million, a decrease of 16 percent from $49.8 million in the 2002 first quarter. The Health Care, Industrial, and Professional Services practice groups reported higher revenue in the 2003 first quarter compared to the 2002 first quarter, while the Financial Services and Technology practice groups reported significant declines. Operating income for the region increased 96 percent to $5.9 million from $3.0 million in last year's first quarter primarily because of a lower headcount and reductions in discretionary spending. The operating margin increased to 14.1 percent from
6.0 percent in the 2002 first quarter.

In Latin America, net revenue was $2.3 million, a decrease of 21 percent from $2.9 million in the 2002 first quarter. There was an operating loss of $123,000 in the 2003 first quarter, compared to an operating loss of $353,000 in the 2002 first quarter.

Net revenue in Europe was $28.3 million, a decrease of 16 percent from $33.4 million in the 2002 first quarter. Excluding the positive impact of currency of approximately $5 million, net revenue decreased 30 percent from the same quarter in 2002. The Consumer, Education/Nonprofit, and Professional Services practice groups reported higher revenue in the 2003 first quarter compared to the 2002 first quarter, while the Financial Services and Industrial practice groups reported the most significant declines. Operating income was $565,000 in the 2003 first quarter, compared to an operating loss of $957,000 in last year's first quarter. The improvement was primarily because of the reduction in the number of employees in the region.

In Asia Pacific, net revenue was $5.0 million, a decrease of 11 percent from $5.6 million in the 2002 first quarter. Operating income declined 33 percent to $439,000 in the 2003 first quarter, compared to $659,000 in the 2002 first quarter.

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                                      - 4 -

Outlook

For the 2003 second quarter, net revenue is anticipated to be in the range of $75 million to $85 million, as the business environment remains soft and the timing of a meaningful recovery in the economy is still unclear. At those revenue levels, the company estimates that the corresponding results would range from a loss per share of $0.10 to diluted earnings per share of $0.07, excluding any charges for the separation terms related to the April 8, 2003 resignation of the CEO, and any write-offs of deferred tax assets.

Webcast of Investor Call Available Today

To review its 2003 first quarter financial results, the company will provide a real-time webcast of the related investor call on Wednesday, April 30, 2003 at 9:00 a.m. Chicago Time. The call will last up to one hour and will feature remarks by Chairman Piers Marmion and Chief Financial Officer Kevin Smith. The webcast will be available online at www.heidrick.com or through CCBN's individual investor center at www.companyboardroom.com. Listeners should log on approximately ten minutes in advance to ensure they are set up to receive the webcast. A replay will be available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,300 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                    - more -

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                                      - 5 -

Safe Harbor Statement

This news release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, our ability to attract and retain qualified executive search consultants; further deterioration of the economies in the United States, Europe, or elsewhere; social or political instability in markets where we operate; price competition; an inability to achieve the planned cost savings from our cost-reduction initiatives; an inability to sublease or assign unused office space; our ability to generate profits in order to ensure that our deferred tax assets are realizable; and delays in the development and/or implementation of new technology and systems. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                      # # #

Contact
Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com

                    Heidrick & Struggles International, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                             Three Months Ended March 31,
                                                             ----------------------------
                                                               2003                2002          % Change
                                                             -------             --------        --------
Revenue:
  Revenue before reimbursements (net revenue)                $77,311             $ 91,723           -15.7%
  Reimbursements (1)                                           5,665                6,483           -12.6%
                                                             -------             --------        --------
      Total revenue                                           82,976               98,206           -15.5%

Operating expenses:
  Salaries and employee benefits                              54,150               68,897           -21.4%
  General and administrative expenses                         22,562               27,813           -18.9%
  Reimbursed expenses (1)                                      5,665                6,483           -12.6%
  Special charges (2)                                          5,500               23,169           -76.3%
                                                             -------             --------        --------
      Total operating expenses                                87,877              126,362           -30.5%
                                                             -------             --------        --------
      Operating income (loss)                                 (4,901)             (28,156)


Non-operating income (expense):
  Interest income                                                492                  528            -6.8%
  Interest expense                                               (37)                 (51)
  Net realized and unrealized gains (losses) on equity
    and warrant portfolio (3)                                    227                  143            58.7%
  Other, net                                                    (822)                 251
                                                             -------             --------        --------
      Net non-operating income (expense)                        (140)                 871

Income (loss) before income taxes                             (5,041)             (27,285)

Provision for (benefit from) income taxes (4)                  1,696               (9,550)
                                                             -------             --------        --------
Net income (loss)                                            $(6,737)            $(17,735)
                                                             =======             ========        ========

Basic earnings (loss) per common share                       $ (0.37)            $  (0.98)
Basic weighted average common shares outstanding              18,157               18,050
Diluted earnings (loss) per common share                     $ (0.37)            $  (0.98)
Diluted weighted average common shares outstanding            18,157               18,050

Salaries and employee benefits margin                           70.0%                75.1%
General and administrative expense margin                       29.2%                30.3%
Effective tax rate                                                 -                 35.0%

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                              SEGMENT INFORMATION
                                 (In thousands)


                                                             Three Months Ended March 31,
                                           ---------------------------------------------------------------
                                                                                           2003      2002
                                             2003       2002      $ Change    % Change    Margin    Margin
                                           -------    --------    --------    --------    ------    ------
Net Revenue
  North America                            $41,818    $ 49,835    $ (8,017)    -16.1%
  Latin America                              2,278       2,896        (618)    -21.3%
  Europe                                    28,259      33,428      (5,169)    -15.5%
  Asia Pacific                               4,956       5,564        (608)    -10.9%
                                           -------    --------    --------
    Revenue before reimbursements
      (net revenue)                         77,311      91,723     (14,412)    -15.7%
Reimbursements (1)                           5,665       6,483        (818)    -12.6%
                                           -------    --------    --------
        Total                              $82,976    $ 98,206    $(15,230)    -15.5%
                                           =======    ========    ========     ======

Operating Income (Loss)
  North America                            $ 5,881    $  3,002    $  2,879      95.9%      14.1%      6.0%
  Latin America                               (123)       (353)        230      65.2%
  Europe                                       565        (957)      1,522                  2.0%
  Asia Pacific                                 439         659        (220)    -33.4%       8.9%     11.8%
                                           -------    --------    --------
        Total regions                        6,762       2,351       4,411                  8.7%      2.6%
  Corporate                                 (6,163)     (7,338)      1,175      16.0%
                                           -------    --------    --------
        Operating income (loss) before
          special charges                      599      (4,987)      5,586                  0.8%

  Special charges (2)                       (5,500)    (23,169)     17,669      76.3%
                                           -------    --------    --------
        Total                              $(4,901)   $(28,156)   $ 23,255      82.6%
                                           =======    ========    ========

Schedule Notes:

(1) Emerging Issues Task Force Issue No. 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred," establishes that reimbursements received for certain out-of-pocket expenses should be reported as revenue. Historically, the Company classified reimbursements of out-of-pocket expenses as a reduction of operating expenses. The Company adopted this guidance in 2002.

(2) In October 2002, October 2001 and June 2001 the Company announced reductions in its workforce and the consolidation and closing of offices and as a result recorded special charges of $48.5 million and $53.2 million in 2002 and 2001, respectively. Of the special charges recorded in 2002 and 2001, $26.0 million and $28.1 million, respectively, relate to the consolidation and closing of offices.

     In the first quarter of 2003, the Company recorded an additional $5.5 million of special charges related to unused office space. By segment, the special charges recorded in the 2003 first quarter are $0.4 million in North America and $5.1 million in Europe.

     In the first quarter of 2002, the Company recorded $23.2 million of special charges related to reductions in its workforce and the consolidation and closing of offices. The 2002 first quarter special charges include $10.4 million of severance and other employee-related costs and $12.8 million related to the consolidation and closing of offices. By segment, the special charges recorded in the first quarter of 2002 are as follows: North America $13.3 million, Latin America $0.1 million, Europe $7.0 million, Asia Pacific $0.3 million and Corporate $2.5 million.

(3) The Company receives warrants for equity securities in its client companies, in addition to its cash fee, for services rendered on some searches. The warrants are recorded at fair value, net of consultants' bonuses.

     Some of the warrants meet the definition of a derivative instrument under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its subsequent amendments. In accordance with SFAS No. 133, changes in the fair value of the derivative instruments are recorded in the Consolidated Statements of Operations.

     Other warrants received and which do not meet the definition of a derivative under SFAS No. 133 are regularly reviewed for declines in fair value.

     Upon a value event such as an initial public offering or an acquisition, the equity securities arising from the exercise of the warrants are monetized, resulting in a realized gain, net of consultants' bonuses and other costs.

     In the first quarter of 2003, the Company recorded realized gains of $0.3 million and unrealized losses of $0.1 million, net of consultants' bonuses and other costs.

     In the first quarter of 2002, the Company recorded an unrealized gain of $0.1 million, net of consultants' bonuses and other costs.

(4) The Company's tax provision for the first quarter of 2003 includes the write-off of $3.1 million of deferred tax assets related to the excess of expense for accounting purposes over the related deduction for tax purposes that occurred upon the vesting of restricted stock units in the first quarter of 2003.

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                March 31,    December 31,
                                                  2003           2002
                                                ---------    ------------
Current assets:
  Cash and cash equivalents                      $ 78,719      $110,220
  Accounts receivable, net of allowance
    for doubtful accounts                          51,051        41,774
  Other receivables                                 3,576         3,552
  Prepaid expenses                                 11,049        11,881
  Income taxes recoverable                              -         6,125
  Deferred income taxes, net                       25,490        24,924
                                                 --------      --------
      Total current assets                        169,885       198,476
                                                 --------      --------

Property and equipment, net                        36,443        38,230
                                                 --------      --------

Other non-current assets:
  Assets designated for pension plans              22,498        21,196
  Investments                                       2,657         3,007
  Other non-current assets                          7,824         9,478
  Deferred income taxes, net                       31,679        32,176
  Goodwill, net                                    50,399        50,271
  Other intangibles, net                            9,805        10,230
                                                 --------      --------
      Total other non-current assets              124,862       126,358
                                                 --------      --------
      Total assets                               $331,190      $363,064
                                                 ========      ========

                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                       March 31,    December 31,
                                                         2003           2002
                                                       ---------    ------------
Current liabilities:
  Current maturities of long-term debt                 $  1,155       $  1,161
  Accounts payable                                        7,585          8,887
  Accrued expenses:
    Salaries and employee benefits                       45,319         67,514
    Other                                                22,864         20,704
  Current portion of accrued special charges             13,322         20,705
  Income taxes payable                                    1,832            --
                                                       --------       --------
    Total current liabilities                            92,077        118,971
                                                       --------       --------
Non-current liabilities:
  Long-term debt, less current maturities                   320            294
  Retirement and pension plans                           26,342         25,234
  Non-current portion of accrued special charges         22,462         18,531
  Other non-current liabilities                             293            323
                                                       --------       --------
    Total non-current liabilities                        49,417         44,382
                                                       --------       --------
Stockholders' equity                                    189,696        199,711
                                                       --------       --------
    Total liabilities and stockholders' equity         $331,190       $363,064
                                                       ========       ========